Prospectus Supplement No. 1 dated November 26, 2001	Filed Pursuant to Rule 424(b	)(3)
(To Prospectus dated November 6, 2001)	SEC File No. 333-72124

$175,000,000

5.5% Convertible Subordinated Notes Due August 15, 2008
and the Common Stock Issuable upon Conversion of the Notes

    This is a supplement to the prospectus dated November 6, 2001 (File No. 333-72124) filed by FEI Company. Any cross references in this prospectus supplement no. 1 refer to portions of the prospectus.

    The purpose of this prospectus supplement no. 1 is to supplement the information set forth in the prospectus regarding the selling securityholders. The table below includes, for each selling securityholder named below:

  •
  its name;

  •
  principal amount of notes beneficially owned as of November 15, 2001 that may be offered and sold using the prospectus;

  •
  principal amount of notes beneficially owned as of November 15, 2001 shown as a percentage of notes outstanding;

  •
  number of shares of the underlying common stock that may be offered and sold using the prospectus; and

  •
  number of shares of the underlying common stock shown as a percentage of FEI common stock outstanding.

    All of the information regarding beneficial ownership set forth below was furnished to us by the selling securityholders named below. The aggregate principal amount of notes shown to be beneficially owned by the additional selling securityholders named below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named in the table contained in the prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933 since the dates as of which the selling securityholders named in the prospectus provided to us the information regarding their notes. None of the selling securityholders named below has held any position or office or had any other material relationship with us during the past three years.

Name of selling securityholder	Principal amount of notes beneficially owned that may be sold	Percentage of notes outstanding	Number of shares of common stock that may be sold(1)	Percentage of common stock outstanding(2)
Amaranth Securities L.L.C.	$11,900,000	6.80%	240,306	*
Canyon Value Realization Fund, L.P.	2,250,000	1.29%	45,436	*
Canyon Capital Arbitrage Master	1,800,000	1.03%	36,348	*
Canyon Value Realization Fund (Cayman) Ltd.	4,320,000	2.47%	87,237	*
Canyon Mac 18 Ltd (RMF)	630,000	*	12,722	*
Paloma Securities L.L.C.	2,600,000	1.49%	52,504	*

*
Less than 1%

(1)
Assumes conversion of all of the holder's notes at a conversion price of $49.52 per share of common stock. However, this conversion price is subject to adjustment as described under "Description of Notes—Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 32,033,142 shares of common stock outstanding as of November 23, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes. None of the selling securityholders beneficially owns any common stock of FEI other than the common stock issuable upon conversion of the notes.

    The selling securityholders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the dates as of which the information in the above table was supplied to us. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if required.

    Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

    The date of this prospectus supplement no. 1 is November 26, 2001.